Exhibit 99.2

Consent of Lightspeed, LLC

We hereby consent to the use of our name and our industry data and reports in the Registration Statement on Form S-1 (together with any amendments or supplements thereto) to be filed by Blue Apron Holdings, Inc. a Delaware corporation, and in the prospectus contained therein.

Dated:  May 10, 2017

LIGHTSPEED, LLC

By:	/s/ Timothy Engart

Name:	Timothy Engart

Title:	VP Finance Americas